For period ending February 28, 2007					Exhibit 77Q1

File number 811-6292



				UBS INVESTMENT TRUST


CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS



	I, Keith A. Weller, Vice President and Assistant Secretary of UBS Investment Trust (the Trust), hereby certify that, at a duly convened meeting of the Board of Trustees of the Trust held on November 15, 2006, the Board of Trustees duly and unanimously approved the following preambles and resolution:


		WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board that the Boards mandatory retirement age be changed from 72 to 74; and

		WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Fund to change the Boards retirement age policy;

		NOW, THEREFORE, BE IT

		RESOLVED, that pursuant to the relevant section of the Trusts Restated Bylaws, as amended (the Bylaws), concerning amendments to the Trusts Bylaws, Article III, Section 7 of the Trusts Bylaws be, and it hereby is, amended to read as follows:

		Section 7. Retirement of Trustees: Each Trustee who has attained the age of seventy-four (74) years shall retire from service as a Trustee on the last day of the month in which he or she attains such age. Notwithstanding anything in this Section, a Trustee may retire at any time as provided for in the governing instrument of the Trust.


	IN WITNESS WHEREOF, I have signed this certificate as of the 27th day of December, 2006.

				UBS INVESTMENT TRUST


					By:		/s/ Keith A. Weller
					Name:		Keith A. Weller
					Title:		Vice President and
							Assistant Secretary